FORM OF

FRANKLIN VALUE INVESTORS TRUST

on behalf of

FRANKLIN BALANCE SHEET INVESTMENT FUND

MANAGEMENT AGREEMENT

            THIS MANAGEMENT AGREEMENT made between FRANKLIN VALUE INVESTORS TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series FRANKLIN BALANCE SHEET INVESTMENT FUND, hereinafter called the “Fund”, and FRANKLIN ADVISORY SERVICES, LLC, a Delaware limited liability company, hereinafter called the “Manager.”

            WHEREAS, the Trust has been organized and intends to operate as an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) for the purpose of investing and reinvesting its assets in securities, as set forth in its Agreement and Declaration of Trust, its By-Laws and its Registration Statements under the 1940 Act and the Securities Act of 1933, all as heretofore and hereafter amended and supplemented; and the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform various management, statistical, research, investment advisory and other services for the Fund; and,

            WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), is engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment counseling clients, and desires to provide these services to the Fund.

            NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

            1.         EMPLOYMENT OF THE MANAGER. The Trust hereby employs the Manager to manage the investment and reinvestment of the Fund’s assets and to administer its affairs, subject to the direction of the Board of Trustees and the officers of the Trust, for the period and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust.

            2.         OBLIGATIONS OF AND SERVICES TO BE PROVIDED BY THE MANAGER. The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

                        A.        ADMINISTRATIVE SERVICES. The Manager shall furnish to the Fund adequate (i) office space, which may be space within the offices of the Manager or in such other place as may be agreed upon from time to time, and (ii) office furnishings, facilities and equipment as may be reasonably required for managing the affairs and conducting the business of the Fund, including conducting correspondence and other communications with the shareholders of or Contract Holders investing in the Fund, maintaining all internal bookkeeping, accounting and auditing services and records in connection with the Fund’s investment and business activities. The Manager shall employ or provide and compensate the executive, secretarial and clerical personnel necessary to provide such services. The Manager shall also compensate all officers and employees of the Trust who are officers or employees of the Manager or its affiliates.

                        B.        INVESTMENT MANAGEMENT SERVICES.

                                    (a)       The Manager shall manage the Fund’s assets subject to and in accordance with the investment objectives and policies of the Fund and any directions which the Trust’s Board of Trustees may issue from time to time. In pursuance of the foregoing, the Manager shall make all determinations with respect to the investment of the Fund’s assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s investment securities shall be exercised. The Manager shall render or cause to be rendered regular reports to the Trust, at regular meetings of its Board of Trustees and at such other times as may be reasonably requested by the Trust’s Board of Trustees, of (i) the decisions which it has made with respect to the investment of the Fund’s assets and the purchase and sale of its investment securities, (ii) the reasons for such decisions and (iii) the extent to which those decisions have been implemented.

                                    (b)       The Manager, subject to and in accordance with any directions which the Trust’s Board of Trustees may issue from time to time, shall place, in the name of the Fund, orders for the execution of the Fund’s securities transactions. When placing such orders the Manager shall seek to obtain the best net price and execution for the Fund, but this requirement shall not be deemed to obligate the Manager to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical, quotations and other information to the Fund and the Manager in accord with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so and so long as the Board of Trustees determines that the Fund will benefit, directly or indirectly, by doing so, the Manager may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of “brokerage and research services” (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by that broker.

            Accordingly, the Trust and the Manager agree that the Manager shall select brokers for the execution of the Fund’s transactions from among:

(i)        Those brokers and dealers who provide quotations and other services to the Fund, specifically including the quotations necessary to determine the Fund’s net assets, in such amount of total brokerage as may reasonably be required in light of such services; and

(ii)       Those brokers and dealers who supply research, statistical and other data to the Manager or its affiliates          which the Manager or its affiliates may lawfully and appropriately use in their investment advisory capacities, which relate directly to securities, actual or potential, of the Fund, or which place the Manager in a better position to make decisions in connection with the management of the Fund’s assets and securities, whether or not such data may also be useful to the Manager and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

                        (c)       When the Manager has determined that the Fund should tender securities pursuant to a “tender offer solicitation,” the Manager shall designate Franklin/Templeton Distributors, Inc. (“Distributors”) as the “tendering dealer” so long as it is legally permissible for the Manager to do so, and act in such capacity under the Federal securities laws and rules thereunder and the rules of any securities exchange or association of which Distributors may be a member. Distributors shall not be obligated to make any additional commitments of capital, expense or personnel beyond that already committed (other than normal periodic fees or payments necessary to maintain its corporate existence and membership in the Financial Industry Regulatory Authority) as of the date of this Agreement. This Agreement shall not obligate the Manager or Distributors (i) to act pursuant to the foregoing requirement under any circumstances in which they might reasonably believe that liability might be imposed upon them as a result of so acting, or (ii) to institute legal or other proceedings to collect fees which may be considered to be due from others to it as a result of such a tender, unless the Trust on behalf of the Fund shall enter into an agreement with the Manager and/or Distributors to reimburse them for all such expenses connected with attempting to collect such fees, including legal fees and expenses and that portion of the compensation due to their employees which is attributable to the time involved in attempting to collect such fees.

                        (d)       The Manager shall render regular reports to the Trust, not more frequently than quarterly, of how much total brokerage business has been placed by the Manager, on behalf of the Fund, with brokers falling into each of the categories referred to above and the manner in which the allocation has been accomplished.

                        (e)       The Manager agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Manager’s paramount duty to obtain the best net price and execution for the Fund.

                        C.        PROVISION OF INFORMATION NECESSARY FOR PREPARATION OF SECURITIES REGISTRATION STATEMENTS, AMENDMENTS AND OTHER MATERIALS. The Manager, its officers and employees will make available and provide accounting and statistical information required by the Fund in the preparation of registration statements, reports and other documents required by Federal and state securities laws and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the offering of the Fund’s shares.

                        D.        OTHER OBLIGATIONS AND SERVICES. The Manager shall make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Fund and its investment activities.

                        E.         DELEGATION OF SERVICES.  The Manager may, at its expense, select and contract with one or more investment advisers registered under the Advisers Act (each, a “Subadviser”) to perform, and thereby delegates to any such Subadviser, some or all of the services for the Fund for which it is responsible under Section 2.B. of this Agreement or as the Manager may otherwise determine to be necessary or appropriate to seek to implement the Fund’s investment goals and strategies, subject to the approval of the Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, and the approval of the Fund’s shareholders, if required.  The Manager will compensate any Subadviser for its services to the Fund.  The Manager will evaluate and select the Subadvisers and will make recommendations to the Board of Trustees about the hiring, termination and replacement of a Subadviser and will oversee, monitor and review the Subadvisers and their performance and their compliance with the Fund’s investment policies and restrictions. The Manager may also terminate the services of any Subadviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Subadviser unless and until a successor Subadviser is selected and the requisite approval of the Fund’s shareholders, if any is required, is obtained.  The Manager will continue to have overall responsibility for the management and investment of the assets and responsibility for all advisory services furnished by any Subadviser and will supervise each Subadviser in its performance of its duties for the Fund with a view to preventing violations of all applicable federal, state and foreign laws and regulations, any applicable procedures adopted by the Trust’s Board of Trustees, and the provisions of the Fund’s Registration Statement filed on Form N-1A as supplemented or amended from time to time.

3.         EXPENSES OF THE FUND. It is understood that the Fund will pay all of its own expenses other than those expressly assumed by the Manager herein, which expenses payable by the Fund shall include:

A.        Fees and expenses paid to the Manager as provided herein;

B.        Expenses of all audits by independent public accountants;

C.        Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expenses of issue, repurchase or redemption of its shares;

D.        Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

E.         Salaries and other compensations of executive officers of the Trust who are not officers, directors, stockholders or employees of the Manager or its affiliates;

F.         Taxes levied against the Fund;

G.        Brokerage fees and commissions in connection with the purchase and sale of securities for the Fund;.

H.        Costs, including the interest expense, of borrowing money;

I.          Costs incident to meetings of the Board of Trustees and shareholders of the Fund, reports to the Fund’s shareholders, the filing of reports with regulatory bodies and the maintenance of the Fund’s and the Trust’s legal existence;

J.         Legal fees, including the legal fees related to the registration and continued qualification of the Fund’s shares for sale;

K.        Trustees’ fees and expenses to trustees who are not directors, officers, employees or stockholders of the Manager or any of its affiliates;

L.         Costs and expense of registering and maintaining the registration of the Fund and its shares under Federal and any applicable state laws; including the printing and mailing of prospectuses to its shareholders;

M.       Trade association dues; and

N.        The Fund’s pro rata portion of fidelity bond, errors and omissions, and trustees and officer liability insurance premiums.

            4.         COMPENSATION OF THE MANAGER. The Fund shall pay a management fee in cash to the Manager based upon a percentage of the value of the Fund’s net assets, calculated as set forth below, as compensation for the services rendered and obligations assumed by the Manager, payable monthly at the request of the Manager.

                        A.        For purposes of calculating such fee, the value of the net assets of the Fund shall be determined in the same manner as the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund’s current prospectus and statement of additional information. The rate of the management fee payable by the Fund shall be calculated daily at the following annual rates:

0.625% of the value of net assets up to and including $100 million;

0.500% of the value of net assets over $100 million and not over $250 million;

0.450% of the value of net assets over $250 million and not over $7.5 billon;

0.440% of the value of net assets over $7.5 billion and not over $10 billon;

0.430% of the value of net assets over $10 billon and not over $12.5 billion;

0.420% of the value of net assets over $12.5 billion and not over $15 billion; and

0.400% of the value of net assets in excess of $15 billion.

                        B.        The Management fee payable by the Fund shall be reduced or eliminated to the extent that Distributors has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith as set forth in paragraph 2.B.(c) of this Agreement. The Manager may, from time to time, voluntarily reduce or waive any management fee due to it hereunder.

            5.         ACTIVITIES OF THE MANAGER. The services of the Manager to the Fund hereunder are not to be deemed exclusive, and the Manager and ‘any of its affiliates shall be free to render similar services to others. Subject to and in accordance with the Agreement and Declaration of Trust and By-Laws of the Trust and Section 10(a) of the 1940 Act, it is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Manager or its affiliates as directors, officers, agents or stockholders; that directors, officers, agents or stockholders of the Manager or its affiliates are or may be interested in the Trust as trustees, officers, agents, shareholders or otherwise; that the Manager or its affiliates may be interested in the Fund as shareholders or otherwise; and that the effect of any such interests shall be governed by said Agreement and Declaration of Trust, By-Laws and the 1940 Act.

            6.         LIABILITIES OF THE MANAGER.

                        A.        In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                        B.        Notwithstanding the foregoing, the Manager agrees to reimburse the Trust for any and all costs, expenses, and counsel and trustees’ fees reasonably incurred by the Trust in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, holdings of meetings of its shareholders or trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Trust incurs as the result of action or inaction of the Manager or any of its affiliates or any of their officers, directors, employees or stockholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the stock or control of the Manager or its affiliates (or litigation related to any pending or proposed or future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Trust’s Board of Trustees; or, (ii) is within the control of the Manager or any of its affiliates or any of their officers, directors, employees or stockholders. The Manager shall not be obligated pursuant to the provisions of this Subparagraph 6(B), to reimburse the Trust for any expenditures related to the institution of an administrative proceeding or civil litigation by the Trust or a shareholder or policyholder investing in the Fund seeking to recover all or a portion of the proceeds derived by any stockholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters. So long as this Agreement is in effect, the Manager shall pay to the Trust the amount due for expenses subject to this Subparagraph 6(B) within 30 days after a bill or statement has been received by the Manager therefor. This provision shall not be deemed to be a waiver of any claim the Trust may have or may assert against the Manager or others for costs, expenses or damages heretofore incurred by the Trust or for costs, expenses or damages the Trust may hereafter incur which are not reimbursable to it hereunder.

                        C.        No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or director or officer of the Manager, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

            7.         RENEWAL AND TERMINATION.

                        A.        This Agreement shall become effective on the date written below and shall continue in effect for two (2) years. The Agreement is renewable annually thereafter for successive periods not to exceed one (1) year (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Board of Trustees of the Trust, and (ii) by a vote of a majority of the Trustees of the Trust who are not parties to the Agreement (other than as Trustees of the Trust) or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on the Agreement.

            B.        This Agreement:

(i)        may at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund seeking to terminate the Agreement, on 60 days’ written notice to the Manager;

(ii)       shall immediately terminate with respect to the Fund in the event of its assignment; and

(iii)      may be terminated by the Manager on 60 days’ written notice to the Fund.

C.        As used in this Paragraph the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for any such terms in the 1940 Act.

D.        Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

8.         SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

9.         GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

10.       LIMITATION OF LIABILITY. The Manager acknowledges that it has received notice of and accepts the limitations of the Fund’s liability as set forth in Article VII of its Agreement and Declaration of Trust.   Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to the assets of the Fund; that any liability of the Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to the Fund, shall be discharged only out of the assets of the Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and the Manager shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust, the trustees, officers, employees or agents of the Trust, or from any other series of the Trust.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on [___________].

FRANKLIN VALUE INVESTORS TRUST

By:

Name:

Title:

FRANKLIN ADVISORY SERVICES, LLC

By:

Name:

Title: